EXHIBIT 10.6

FIRST AMENDMENT

TO THE

Zions Bancorporation Restated Excess Benefit Plan

This First Amendment to the Zions Bancorporation Restated Excess Benefit Plan (the “Plan”) is made effective the 1st day of January, 2007, by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2005, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer as a result of recent announcement by the Internal Revenue Service in Notice 2006-79 extending until December 31, 2007 the right of a Participant to amend or provide for a new election with respect to the time and form of payment of such Participant’s benefit and not be subject to the required minimum five year delay under Section 409A (a)(4) to December 31, 2007; and

WHEREAS, this amendment is within the authority granted to the Committee by the Employer.

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendment to the Plan (amended language is in bold italics):

1. Section 6.1 is amended to as follows:

6.1 Distribution Upon Separation from Employment or Attainment of Retirement Age. A Participant who separates from employment with the Company, whether before or after attaining Retirement Age shall receive his vested Benefit Account at the time and in the manner elected by the Participant pursuant to his/her election(s) provided to the Committee. An election regarding the time and manner of payment of the Participant’s Benefit Account balance (including all future years’ contribution credits) shall be made at the time the Participant first commences participation in the Plan and in accordance with rules established by the Committee. The distribution election may be amended any time thereafter in the discretion of the Participant and in accordance with rules established by the Committee. However, any change in a Participant’s distribution election, unless specifically provided in the amended election shall be prospective only and take effect with respect to amounts credited to such Participant’s account for plan years beginning after the year in which the amended distribution election was executed.

To the extent the Participant specifically elects to have an amended distribution election modify the timing and/or manner of the of payment of sums credited to such Participants account prior to and through the year in which the amended distribution election is executed, such amended distribution election shall be applied only as allowed under 409A including but not limited to the requirements that a change in time and/or manner must be executed at least twelve months prior to the date the payment would have been made; there shall be no acceleration of any payment in contravention of 409A; and any postponement of a distribution shall be for a minimum of five years from the date the distribution was to have been made.

Until December 31, 2007 or such other time as allowed by the Internal Revenue Service, a Participant may amend a Deferred Compensation Agreement or complete a new Deferred Compensation Agreement modifying the time and/or form of payment of all or a portion of such Participant’s Deferral Account without regard to the requirement in Section 409A(a)(4) that postponement in starting date for a distribution be for a minimum of five years from the previously selected payment start date. Any such amendment or new election must be made on or before December 31, 2007(or such other date as allowed by the Internal Revenue Service) and must not take effect earlier than 12 months from the date of such amendment.

2. In all other respects the Plan is ratified and approved.

Dated this 9th day of January, 2007.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By	/S/ DIANA M. ANDERSEN
Diana M. Andersen